ARIS INDUSTRIES, INC.
                                475 Fifth Avenue
                            New York, New York 10017



                                December 18, 1996


Mr. Charles S. Ramat
1185 Park Avenue
Apartment No. 16A
New York, New York 10028

Dear Mr. Ramat,

      This letter is being written to you on behalf of the Compensation and Stock Option Committee of the Board of Directors of Aris Industries, Inc. ("Aris") to confirm certain compensation arrangements that we have discussed.

      1. As a clarification of the terms of your Employment Agreement, the calculation of the Annual Bonus for the fiscal year ending January 31, 1997, shall include the gain on the sale of stock of Perry Manufacturing Company (inclusive of gain due to reduction of indebtedness in connection with such transaction), but shall not add back non-cash charges due to write-off of good will, stepped up depreciation and deferred taxes relating to such transaction.

      2. Aris is authorized to pay you immediately(in December, 1996), $100,000 as an advance towards the cash portion of the Annual Bonus otherwise to be paid immediately following Aris' receipt of its year end financial statements.

      3. The amount of the ECI Bonus Pool for the fiscal year commencing January 1, 1997 shall be computed as the sum of (i) 15% of the Pre-Tax, Pre-Management Fee and Pre-Bonus Net Income of ECI for such fiscal year in excess of $1,000,000 and up to $2,000,000; (ii) 30% of the Pre-Tax, Pre-Management Fee and Pre-Bonus Net Income of ECI for such fiscal year in excess of $2,000,000 and up to $3,000,000; (iii) 20% of the Pre-Tax, Pre-Management Fee and Pre-Bonus Net Income of ECI for such fiscal year in excess of $3,000,000 and up to $4,000,000, and (iv) 25% of the Pre-Tax, Pre-Management Fee and Pre-Bonus Net Income of ECI for such fiscal year in excess of $4,000,000 and up to $5,000,000. The aggregate amount of the ECI Bonus Pool for such fiscal year shall be allocated among you and the most senior management of ECI as determined by you in your discretion, provided however, that you shall receive 35% of the ECI Bonus Pool. The ECI Bonus Pool for 1997 shall be calculated and paid in the same manner as the ECI Bonus Pool for 1996 as set forth in the Sixth Amendment to your Employment Agreement. The 1996 ECI Bonus Pool shall cover the year ended January 31, 1997.

      4. A total of 305,000 options to purchase Aris Common Stock (formerly held by Perry employees and terminated in connection with the Perry sale) shall be granted under Aris' 1993 Stock Incentive Plan as follows: (i) 152,500 options to yourself, and (ii) 152,500 options to be allocated by you to other Aris and ECI employees in accordance with the attached schedule. All of such options shall have an exercise price of $0.10 per share, shall be granted as of December 31, 1996, shall vest over three years (one third on each anniversary of the date of grant) and shall terminate ten years after the date of grant. In the event that your Employment Agreement is not renewed upon the expiration of its current term, or if you are terminated by Aris without cause (as defined in your Employment Agreement), then all of such options granted to you hereunder shall immediately vest and become exercisable, and the term for exercise of such options shall be one year after the date of such non-renewal or termination. Upon your resignation or termination for cause (as such term is defined in your Employment Agreement), all unvested options will expire and you will have ninety
(90) days in which to exercise those options which have previously vested. Aris is authorized to enter into Stock Option Agreements to document the grant of such options to the recipients.

                                          Very truly yours,



                                           /s/ Robert A. Katz
                                          ---------------------------
                                          Robert A. Katz, on behalf of
                                          the Compensation and Stock
                                          Option Committee of the Aris
                                          Board of Directors